EXHIBIT 99.1

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Planned Convertible Note Offering

Boston, Massachusetts - August 16, 2004 - American Tower Corporation (NYSE: AMT) today announced that it is seeking to raise approximately $300.0 million through an institutional private placement of convertible notes due 2012. In addition, the company is expected to grant the initial purchasers of the notes an option to purchase up to an additional $45.0 million principal amount of the notes. The closing of the offering is expected to occur in late August, subject to market conditions.

The company intends to use all of the net proceeds of the offering to refinance a portion of its outstanding 9 3/8% senior notes due 2009 either through redemption or repurchase.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s notes and Class A common stock in particular.